Exhibit 10.3

EMPLOYMENT AGREEMENT

OF

Tony VunCannon

Howard Sellinger

Charles Abbitt

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this          day of                 , 20__, by and between HomeTrust Bancshares, Inc, Asheville, North Carolina (hereinafter referred to as the “Company”) and              (the “Employee”).

WHEREAS, the Employee serves as              of HomeTrust Bank, Asheville, North Carolina (the “Bank”); and

WHEREAS, the board of directors of the Company (the “Board of Directors”) believes it is in the best interests of the Company and the Bank to enter into this Agreement with the Employee in order to assure continuity of management on behalf of the Company and the Bank; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

1. Definitions.

(a) The term “Change in Control” means any of the following events occurring: (i) the acquisition by any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than the Company, any subsidiary of the Company or their employee benefit plans, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3, under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; (ii) either a majority of the directors of the Company elected at the Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Company. The term “incumbent director” shall mean any director who was a director of the Company on the Effective Date and any individual who becomes a director of the Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors; (iii) the shareholders of the Company approve (x) a merger, consolidation or other business combination of the Company with any other “person” or “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors determines to affect control of the Company and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement. The Change of Control Date is the date on which an event described in (i), (ii), (iii) or (iv) occurs.

(b) The term “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the consolidated group of the Company (or its successors) for federal income tax reporting.

(c) The term “Date of Termination” means the date upon which the Employee’s employment with the Company or the Bank or both ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement.

(d) The term “Effective Date” means                  , 2011.

(e) The term “Involuntary Termination” means the termination of the employment of Employee (i) by the Company without his express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Asheville, North Carolina, or within 20 miles thereof, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of Company or Bank personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Company- or Bank-wide reduction in staff; (4) a reduction in the Employee’s salary or a material adverse change in the Employee’s perquisites, benefits, contingent benefits or paid time off, other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors (or a board of directors of a successor of the Company) to elect him as                      of the Company (or a successor of the Company) or any action by the Board of Directors of the Company (or a board of directors of a successor of the Company) removing him from any of such offices, or the failure of the board of directors of the Bank (or any successor of the Bank) to elect him as                      of the Bank (or any successor of the Bank) or any action by such board of directors (or board of a successor of the Bank) removing him from any of such offices. The term “Involuntary Termination” does not include Termination for Cause or termination of employment due to death or permanent disability pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of a depository institution under Section 8 of the Federal Deposit Insurance Act.

(f) The terms “Termination for Cause” and “Terminated for Cause” mean termination of the employment of the Employee because of the Employee’s dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (excluding violations which do not have a material adverse affect on the Company or the Bank) or final cease-and-desist order, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company or the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to arbitration as set forth in paragraph 18.

(g) The term “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.

(h) The term “Section 409A” means Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

2. Term. The term of this Agreement shall be a period of two years commencing on the Effective Date, subject to earlier termination as provided herein. On each anniversary of this Agreement the term shall be extended for a period of one year in addition to the then-remaining term, provided that the Company has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further, and provided further that the Employee has not received an unsatisfactory performance review by either the Board of Directors or the board of directors of the Bank. No annual extension can automatically extend beyond the Employee’s 65th Birthday.

3. Employment. The Employee is employed as the                      of the Company and as the                      of the Bank. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank may prescribe from time to time. The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position. The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee may (i) serve on corporate or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4. Cash Compensation.

(a) Salary. The Company agrees to pay the Employee during the term of this Agreement a base salary of $180,000 per year (the “Company Salary”) the annualized amount of which shall be not less than the annualized aggregate amount of the Employee’s base salary from the Company and any Consolidated Subsidiaries in effect at the Effective Date; provided that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries including the Bank shall reduce the amount to be paid by the Company to the Employee. The Company Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. The amount of the Employee’s Company Salary may be increased (but shall not be decreased other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of senior management of the Company or the Bank) from time to time in accordance with the amounts of salary approved by the Board of Directors or the board of directors of any of the Consolidated Subsidiaries after the Effective Date.

(b) Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers of the Company and by the board of directors of the Bank for executive officers of the Bank. Any discretionary bonus shall be paid not later than 2 1/2 months after the year in which the Employee obtains a legally binding right to the bonus. If the discretionary bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.

(c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

5. Benefits.

(a) Participation in Benefit Plans. The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company’s or the Bank’s executive officers are eligible or become eligible to participate.

(b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company’s or the Bank’s executive officers and other such benefits as the Board of Directors may provide in its discretion.

6. Paid Time Off (PTO); Leave. The Employee shall be entitled to PTO each year in accordance with the policies established by the Board of Directors and the board of directors of the Bank for executive officers. The Employee also shall be eligible for voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7. Termination of Employment.

(a) Involuntary Termination. If the Employee experiences an Involuntary Termination, such termination of employment shall be subject to the Company’s obligations under this Section 7. In the event of the Involuntary Termination of the Employee, the Company shall, during the remaining term of this Agreement (i) pay to the Employee monthly one-twelfth of the Company Salary at the annual rate in effect immediately prior to the Date of Termination and one-twelfth of the average annual amount of cash bonus and cash incentive compensation of the Employee, based on the average amounts of such compensation earned by the Employee from the Company and any Consolidated Subsidiaries for the two full fiscal years preceding the Date of Termination; and (ii) maintain substantially the same hospitalization, medical, dental, prescription drug and other health benefits offered by the Company from time to time to its employees generally to comply with the continuation coverage requirements of Code Section 4980B(f) (i.e., “COBRA” coverage) for the benefit of the Employee and his eligible dependents who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination. No payment shall be made under this Section 7(a) unless the Employee’s termination of employment qualifies as a “Separation from Service” (as that phrase is defined in Section 409A taking into account all rules and presumptions provided for in the Section 409A regulations). If the Employee is a “Specified Employee” (as defined in Section 409A) at the time of his Separation from Service, then payments under this Section 7(a) which are not considered paid on account of an involuntary separation from service (as defined in Treasury Regulation Section 1.409A-1(b)(9)(iii)), and as such constitute deferred compensation under Section 409A, shall not be paid until the 185th day following the Employee’s Separation from Service, or his earlier death (the “Delayed Distribution Date”). Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A. To the extent permitted by Section 409A, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation (i.e., which are considered payable on account of an involuntary separation from service as herein defined herein).

(b) Change in Control. In the event that the Employee experiences an Involuntary Termination within the six months preceding, at the time of, or within 12 months following a Change in Control, in addition to the Company’s obligations under Section 7(a) of this Agreement, the Company shall pay to the Employee in cash, within 30 days after the later of the date of such Change in Control or the Date of Termination, an amount equal to 299% of the Employee’s “base amount” as determined under Section 280G of the Code.

(c) Certain Reduction of Payments by the Bank.

(i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its Consolidated Subsidiaries to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be nondeductible (in whole or part) by the Company on a consolidated basis for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 7(c), present value shall be determined in accordance with Section 280G(d)(3) and (4) of the Code.

(ii) All determinations required to be made under this Section 7(c) related to the application of Section 280G of the Code shall be made by the Company’s independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the “Advisory Firm”). The Advisory Firm shall within ten business days of the Date of Termination, or at such earlier time as is requested by the Company, provide to both the Company and the Employee an opinion (and detailed supporting calculations) that the Company has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his federal income tax return any excise tax imposed by Section 4999 of the Code with respect to the Agreement Payments. Any such determination and opinion by the Advisory Firm shall be binding upon the Company and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 7(c), provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Company shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 7(c) and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Company’s receipt of the Employee’s determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Company’s election in lieu of such determination, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Company and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 7(c).

(iii) As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Agreement Payments will not have been made by the Company which should have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Advisory Firm, based upon the assertion by the Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274 of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 1274 of the Code. An Underpayment shall be treated as a disputed payment for purposes of Section 409A, and the parties shall act in accordance with Treasury Regulations Section 1.409A-3(g), regarding the resolution of the Underpayment and the timing of the payment to eliminate the Underpayment.

(iv) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

(d) Termination for Cause. In the event of Termination for Cause, the Company shall have no further obligation to the Employee under this Agreement after the Date of Termination.

(e) Voluntary Termination. The Employee may terminate his employment voluntarily at any time by a notice pursuant to Section 8 of this Agreement. In the event that the Employee voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination under Section 1(e)(ii) of this Agreement (“Voluntary Termination”), the Company shall be obligated to the Employee for the amount of his Company Salary and benefits only through the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement.

(f) Death. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company shall pay to the Employee’s estate, or such person as the Employee may have previously designated in writing, (i) the Involuntary Termination compensation described in Section 7(a)(i) through the last day of the calendar month in which Employee’s death occurred and plus either the greater of (A) an additional period of three months Company Salary or (B) if applicable, the Change in Control payment set forth in Section 7(b), provided Employee died within six months prior or 12 months following such change in control; and (ii) the amounts of any benefits or awards which, pursuant to the terms of any applicable plan or plans, were earned with respect to the fiscal year in which the Employee died and which the Employee would have been entitled to receive if he had continued to be employed, and the amount of any bonus or incentive compensation for such fiscal year which the Employee would have been entitled to receive if he had continued to be employed, pro-rated in accordance with the portion of the fiscal year prior to his death, provided that such amounts shall be payable when and as ordinarily payable under the applicable plans.

(g) Permanent Disability. One of the benefits provided by the Bank (which benefit will be continued during the term of the Agreement) is disability insurance for the benefit of the Employee either pursuant to a disability insurance program sponsored by the Bank (or the Company after the date hereof) for employees generally or a related “carve out” or similar disability income policy owned by the Employee that is established in conjunction with the disability program sponsored by the Bank (or the Company after the date hereof), regardless if the premium is paid by the Company, the Bank or the Employee, or a combination of them (the “Disability Plan”). For purposes of this Agreement, the term “permanently disabled” means that the Employee has a mental or physical infirmity which permanently impairs his ability to perform substantially his duties and responsibilities under this Agreement and which results in (i) eligibility of the Employee under the Disability Plan, or (ii) inability of the Employee to perform substantially his duties and responsibilities under this Agreement for a period of 180 consecutive days. The Company may terminate the employment of the Employee after having established that the Employee is permanently disabled. After exhaustion of all Paid Time Off days allocated for a calendar year pursuant to Section 6, the Company will pay to the Employee the Involuntary Termination compensation described in Section 7(a)(i) for the remainder of the term of this Agreement, reduced by the proceeds of any Disability Plan then in effect. If the Employee terminates employment on account of being permanently disabled (as defined herein) during the one year commencing on the effective date of a Change in Control, then he shall receive the Change in Control benefit described in Section 7(b), payable at the same time and in the same manner as provided for under this Agreement, or the disability benefit described in this Section 7(g), whichever is greater in value (determined on a present value basis using as a discount rate the short-term Applicable Federal Rate (within the meaning of Code Section 1274) in effect on the date of permanent disability.

(h) Regulatory Action. Notwithstanding any other provisions of this Agreement:

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;.

(2) If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

(3) All obligations of the Company under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Office of the Comptroller of the Currency (the “OCC”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action. Payments under this Agreement that are suspended under this Section 7(h), but are later determined by the applicable regulatory authority to be payable, shall be paid on the earliest date practicable thereafter.

8. Notice of Termination. In the event that the Company desires to terminate the employment of the Employee during the term of this Agreement, the Company shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9. Attorneys Fees. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee’s contesting or disputing any termination of employment, or (ii) the Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company (or its successors) or any of the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Company’s obligation to pay such fees and expenses is subject to the Employee’s prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee’s having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company.

10. Non-Disclosure and Non-Solicitation.

(a) Non-Disclosure. The Employee acknowledges that he has acquired, and will continue to acquire while employed by the Company and/or performing services for Consolidated Subsidiaries, special knowledge of the business, affairs, strategies and plans of the Company and the Consolidated Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Company and the Consolidated Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Company and the Consolidated Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Company and/or the Consolidated Subsidiaries (“Confidential Information’). The Employee agrees that, without the prior written consent of the Company, he shall not, during the term of his employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Company and the Consolidated Subsidiaries. Notwithstanding the foregoing, if the Employee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Consolidated Subsidiary may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Employee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Employee exercise his best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Consolidated Subsidiary to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. On the Date of Termination, the Employee shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

(b) Non-Solicitation. During the three year period next following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any person while employed by the Company or any Consolidated Subsidiary to (i) leave the Company or any Consolidated Subsidiary, (ii) cease his or her employment with the Company or any Consolidated Subsidiary or (iii) accept employment with another entity or person.

The provisions of this Section 10 shall survive any termination of the Employee’s employment and any termination of this Agreement.

11. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms as provided for an Involuntary Termination under Section 7 hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.

13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its principal office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

14. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

15. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 10) shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

19. Equitable and Other Judicial Relief. In the event of an actual or threatened breach by the Employee of any of the provisions of Section 10, the Company shall be entitled to equitable relief in the form of an injunction from a court of competent jurisdiction and such other equitable and legal relief as such court deems appropriate under the circumstances. The parties agree that the Company shall not be required to post any bond in connection with the grant or issuance of an injunction (preliminary, temporary and/or permanent) by a court of competent jurisdiction, and if a bond is nevertheless required, the parties agree that it shall be in a nominal amount. The parties further agree that in the event of a breach by the Employee of any of the provisions of Section 10, the Company and/or one or more of its Consolidated Subsidiaries will suffer irreparable damage and its remedy at law against the Employee is inadequate to compensate it for such damage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

HOMETRUST BANCSHARES, INC.

By:
Its:

EMPLOYEE

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